                                                                  EXHIBIT I


                           CERTIFICATE OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                          SATTEL GLOBAL NETWORKS, INC.

     SATTEL GLOBAL NETWORKS, INC. (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation law of the State of Colorado, does hereby certify:

     1.   The name of the corporation is SATTEL GLOBAL NETWORKS, INC.

     2. The Articles of Incorporation of the corporation is hereby amended as follows:

          (i) By striking out Article First thereof and by substituting in lieu of said Article the following new Article:

              "The name of the corporation shall be: URBANI HOLDINGS, INC."

          (ii) The following paragraph is added as the last paragraph of Article Fourth:

               "Effective at ________a.m. Eastern Standard Time on the date of filing of the Certificate of Amendment with the Colorado Secretary of State, each 12 outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The authorized shares of the Corporation shall remain as set forth in this Articles of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated and each fractional share resulting from such aggregation shall be rounded up to the nearest whole share."


     Dated:    ______________________


                                     ____________________________________